Exhibit 99.1

July 30, 2021

Dear Shareholder:

YOUR VOTE MATTERS!

According to our latest records, we have not yet received your vote for the August 3, 2021 Special Meeting of Weingarten Realty Investors shareholders.  Your board of trust managers unanimously recommends that shareholders vote FOR the proposed merger with Kimco Realty Corporation.

Your vote is important no matter how many or how few shares you may own! Completion of the merger requires the affirmative vote of two-thirds of the outstanding Weingarten Realty Investors shares. The failure of any shareholder to vote will have the same effect as a vote against the proposal to approve the merger. Please vote TODAY by simply pressing the “VOTE NOW” button in the accompanying email.

Thank you for your participation.

Very truly yours,

Joe D. Shafer

Senior Vice President and Secretary

REMEMBER:

You can vote your shares electronically—it’s quick and easy!

Please simply press the “VOTE NOW” button in the accompanying email.

If you have any questions, or need assistance in voting

your shares, please call our proxy solicitor,

INNISFREE M&A INCORPORATED,

1 (888) 750-5884 (toll-free from the U.S. and Canada, or

+1 (412) 232-3651 (from other locations).